SILGAN HOLDINGS
January 28, 2020

Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES 2019 EARNINGS;
ANTICIPATES EARNINGS GROWTH IN 2020

Highlights

•Net income of $1.74 per diluted share
•Record adjusted net income of $2.16 per diluted share
•Cash from operations of $507.3 million, or $4.55 per diluted share

•	Free cash flow of $271.7 million, or $2.44 per diluted share
•Completed issuance of 4⅛% senior notes due 2028
•Announced binding offer to acquire Albea's dispensing business
•Initiated multi-year metal container footprint optimization plan
•Renewed several long-term metal container customer contracts
•Increased cash dividend per share by 10 percent

STAMFORD, CT, January 28, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported full year 2019 net income of $193.8 million, or $1.74 per diluted share, as compared to full year 2018 net income of $224.0 million, or $2.01 per diluted share. Adjusted net income per diluted share was a record $2.16 for the full year of 2019, after adjustments increasing net income per diluted share by $0.42. Adjusted net income per diluted share was $2.08 for the full year of 2018, after adjustments increasing net income per diluted share by $0.07. A reconciliation of net income per diluted

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SILGAN HOLDINGS
January 28, 2020

share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We had another record year in 2019 with adjusted net income per diluted share of $2.16, an increase of 3.8 percent over the prior year record performance in spite of pension headwinds and tariff related cost volatility,” said Tony Allott, Chairman and CEO. “These record results were largely driven by improvements in our metal and plastic container businesses. Our closures business performed well, but faced headwinds due to weaker volumes in food markets as a result of lower fruit and vegetable pack yields and the unfavorable impact of the customer pre-buy of products in 2018 in advance of significant metal price increases in 2019,” continued Mr. Allott. “We are looking forward to continued growth and a strong performance in 2020 driven primarily by our closures and plastic container businesses. In the metal container business, we anticipate lower average selling prices due to lower metal costs and renewals of certain significant customer contracts. We are also expanding our footprint optimization plan in the metal container business to reduce capacity and continue to drive cost reductions and are evaluating the likely shutdown of six manufacturing facilities over a three year period. We estimate adjusted net income per diluted share for 2020 for the Company to be in a range of $2.28 to $2.38, an eight percent improvement over the record prior year period at the midpoint of the range. We also expect to continue to generate significant free cash flow of approximately $275 million in 2020. These estimates do not include any impact from the recently announced binding offer for Albea's dispensing business,” concluded Mr. Allott.

The Company reported net cash provided by operating activities of $507.3 million in 2019 as compared to $506.5 million in 2018. Free cash flow decreased $39.7 million to $271.7 million in 2019 as compared to a record $311.4 million in 2018 due primarily to an increase in capital expenditures in 2019 principally for investments in the metal container and closures businesses and the realization in the prior year of significant working capital benefits as a result of the planned reduction in finished goods inventory in the metal container business. The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure used by the Company which adjusts net cash provided by operating activities for certain items.

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SILGAN HOLDINGS
January 28, 2020

Net sales for the full year of 2019 were $4.49 billion, an increase of $41.0 million, or 0.9 percent, as compared to $4.45 billion in 2018. This increase was the result of higher net sales in the metal container business, partially offset by a decrease in net sales in the closures and plastic container businesses.

Income before interest and income taxes for 2019 was $359.5 million, a decrease of $52.6 million as compared to $412.1 million for 2018, and margins decreased to 8.0 percent from 9.3 percent over the same periods. The decrease in income before interest and income taxes was primarily the result of rationalization charges of $56.3 million in 2019 as compared to $6.3 million in the prior year, costs in 2019 attributed to announced acquisitions and lower segment income in the closures business, partially offset by higher segment income in the plastic container business. Additionally, each of the businesses was unfavorably impacted by the non-cash reduction in pension income in the current year.

Interest and other debt expense before loss on early extinguishment of debt for 2019 was $105.7 million, a decrease of $10.6 million as compared to 2018. This decrease was primarily due to lower average outstanding borrowings as a result of the repayment of debt at the end of 2018, lower weighted average interest rates due in part to the redemption on August 1, 2019 of all outstanding 5½% Senior Notes due 2022 and the impact of favorable foreign currency translation. Loss on early extinguishment of debt of $1.7 million in 2019 was the result of the redemption of all outstanding 5½% Senior Notes in August 2019.

The effective tax rates for 2019 and 2018 were 23.1 percent and 23.6 percent, respectively.

Metal Containers
Net sales of the metal container business were $2.47 billion in 2019, an increase of $95.2 million, or 4.0 percent, as compared to $2.38 billion in 2018. This increase was primarily the result of the pass through of higher raw material and other manufacturing costs, partially offset by the impact of lower unit volumes of approximately one percent, unfavorable foreign currency translation and a less favorable mix of products sold. The decrease in unit volumes was primarily due to the unfavorable impact in the current year period of the fourth quarter 2018 pre-buy of products by customers in anticipation of significant metal inflation in 2019 and lower volumes

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SILGAN HOLDINGS
January 28, 2020

with fruit and vegetable pack customers, partially offset by continued growth in pet food volumes as well as higher volumes for soup.

Segment income of the metal container business in 2019 was $160.0 million, a decrease of $38.8 million as compared to $198.8 million in 2018, and segment income margin decreased to 6.5 percent from 8.4 percent in the prior year. The decrease in segment income and segment income margin was primarily attributable to $44.1 million of higher rationalization charges, lower pension income, lower unit volumes and a less favorable mix of products sold. These decreases were partially offset by production efficiencies in the U.S. due in part to the favorable impact from a larger amount of finished goods inventory produced in the current year. Rationalization charges in 2019 of $49.4 million were incurred primarily in connection with the previously announced first phase of the footprint optimization plan and the resulting withdrawal from the Central States Pension Plan. Rationalization charges were $5.3 million in 2018.

Closures
Net sales of the closures business were $1.41 billion in 2019, a decrease of $51.2 million, or 3.5 percent, as compared to $1.46 billion in 2018. This decrease was primarily the result of the impact of unfavorable foreign currency translation, the pass through of net lower raw material costs, a less favorable mix of products sold and lower unit volumes of approximately one percent. The decrease in unit volumes was principally the result of weakness in food markets largely due to lower fruit and vegetable pack yields and the unfavorable impact in the current year period of the fourth quarter 2018 pre-buy of products by customers in anticipation of significant metal inflation in 2019, partially offset by higher dispensing systems unit volumes.

Segment income of the closures business for 2019 decreased $16.4 million to $173.5 million as compared to $189.9 million in 2018, and segment income margin decreased to 12.3 percent from 13.0 percent in 2018. The decrease in segment income was primarily due to an increase in rationalization charges of $6.3 million principally related to the previously announced shutdown of a metal closures manufacturing facility in Spain, lower pension income, the impact of unfavorable foreign currency translation, a less favorable mix of products sold and lower unit volumes. These decreases were partially offset by lower manufacturing costs and the favorable impact from the lagged pass through to customers of lower resin costs in the current year as compared to an unfavorable impact from higher resin costs in the prior year.

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SILGAN HOLDINGS
January 28, 2020

Plastic Containers
Net sales of the plastic container business were $611.1 million in 2019, a decrease of $3.0 million, or 0.5 percent, as compared to $614.1 million in 2018. This decrease was principally due to the pass through of lower raw material costs and the impact of unfavorable foreign currency translation, partially offset by higher volumes of approximately two percent.

Segment income of the plastic container business in 2019 was $48.9 million, an increase of $6.3 million as compared to $42.6 million in 2018, and segment income margin increased to 8.0 percent from 6.9 percent over the same periods. The increase in segment income was primarily attributable to higher volumes, lower manufacturing costs, the prior year unfavorable impact of costs associated with the start-up of the new manufacturing facility in Fort Smith, Arkansas and a more favorable mix of products sold, partially offset by lower pension income.

Fourth Quarter
The Company reported net income for the fourth quarter of 2019 of $34.8 million, or $0.31 per diluted share, as compared to net income for the fourth quarter of 2018 of $38.2 million, or $0.34 per diluted share. Adjusted net income per diluted share for the fourth quarter of 2019 was $0.38, after adjustments increasing net income per diluted share by $0.07. Adjusted net income per diluted share was also $0.38 in the fourth quarter of 2018, after adjustments increasing net income per diluted share by $0.04.

Net sales for the fourth quarter of 2019 decreased $22.2 million, or 2.1 percent, to $1.05 billion as compared to $1.07 billion for the fourth quarter of 2018. This decrease was primarily a result of lower volumes in the metal container and closures businesses due largely to the unfavorable impact in the current year period of the fourth quarter 2018 pre-buy of products by customers in advance of anticipated significant metal inflation in 2019, the pass through of lower raw material costs in the plastic container and closures businesses and the impact of unfavorable foreign currency translation. These decreases were partially offset by the pass through of higher raw material and other manufacturing costs in the metal container business, a more favorable mix of products sold in the closures business and slightly higher volumes in the plastic container business.

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SILGAN HOLDINGS
January 28, 2020

Income before interest and income taxes for the fourth quarter of 2019 was $71.4 million, a decrease of $5.9 million as compared to $77.3 million for the fourth quarter of 2018, and margin decreased to 6.8 percent from 7.2 percent over the same periods. The decrease in income before interest and income taxes was primarily due to lower unit volumes in the metal container and closures businesses, lower pension income, higher rationalization charges, costs in 2019 attributed to announced acquisitions and unfavorable foreign currency transaction and translation costs in the closures business. These decreases were partially offset by production efficiencies in the metal container business due in part to an increase in finished goods inventory produced in the current year quarter as compared to a significant reduction in inventory produced in the prior year quarter, a more favorable mix of products sold in the plastic container and closures businesses, the prior year unfavorable impact of costs associated with the start-up of a new manufacturing facility and higher volumes in the plastic container business.

Interest and other debt expense for the fourth quarter of 2019 was $23.4 million, a decrease of $4.3 million as compared to the fourth quarter of 2018. This decrease was primarily a result of lower weighted average interest rates due in part to the redemption of all outstanding 5½% Senior Notes on August 1, 2019 and lower average outstanding borrowings.

The effective tax rate for the fourth quarter of 2019 was 27.5 percent as compared to 23.1 percent for the fourth quarter of 2018. The effective tax rate in 2019 was unfavorably impacted by an increase in income in certain higher tax jurisdictions.

Outlook for 2020
The Company currently estimates that its adjusted net income per diluted share for the full year 2020 will be in the range of $2.28 to $2.38, an eight percent increase at the midpoint of the range over record adjusted net income per diluted share for the full year of 2019 of $2.16. This estimate does not include any impact from the recently announced binding offer for Albea's dispensing business. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions and loss on early extinguishment of debt.

Net sales in the metal container business are expected to decrease in 2020 as compared to 2019 primarily due to the pass through of anticipated lower raw material costs and the anticipated impact related to the renewal of certain significant customer contracts, partially offset by an

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SILGAN HOLDINGS
January 28, 2020

anticipated increase in unit volumes. Unit volumes in the metal container business are expected to increase as compared to the prior year due to the customer pre-buy activity in 2018 that unfavorably impacted 2019, anticipated continued growth in pet food volumes and the anticipated return to a more normal fruit and vegetable pack in Europe. Segment income in the metal container business is expected to benefit from higher pension income, anticipated higher unit volumes and continued manufacturing efficiencies, offset by the impact from the renewal of certain significant customer contracts. Net sales in the closures business are expected to decrease in 2020 as compared to 2019 primarily as a result of the pass through of anticipated lower raw material costs, partially offset by anticipated unit volume growth due in part to the expectation of a more normal European fruit and vegetable pack and continued growth in dispensing systems units. Segment income in the closures business is expected to benefit from higher pension income, anticipated higher unit volumes and continued manufacturing efficiencies. Net sales in the plastic container business are expected to decrease in 2020 as compared to the prior year as a result of the pass through of anticipated lower raw material costs, partially offset by anticipated volume growth. Segment income in the plastic container business is expected to benefit from higher pension income, anticipated higher volumes and continued manufacturing efficiencies.

The Company expects lower interest expense in 2020 primarily due to lower weighted average interest rates and lower average outstanding borrowings.

The Company expects its effective tax rate for 2020 to be approximately 24 percent, as compared to the effective tax rate for 2019 of 23.1 percent.

The Company currently estimates that free cash flow in 2020 will be approximately $275 million as compared to $271.7 million in 2019.

For the first quarter of 2020, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.45 to $0.50, as compared to $0.46 in the first quarter of 2019. Adjusted net income per diluted share excludes rationalization charges, costs attributable to announced acquisitions and loss on early extinguishment of debt. This estimate does not include any impact from the recently announced binding offer for Albea's dispensing business.

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SILGAN HOLDINGS
January 28, 2020

In the first quarter of 2020, the Company expects to benefit from higher pension income and continued manufacturing efficiencies across all businesses, higher unit volumes in the metal container and closures businesses and lower interest costs, partially offset by the impact related to the renewal of certain significant customer contracts in the metal container business, the prior year favorable impact from the lagged pass through to customers of lower resin costs in the closures business which is not expected to recur in the first quarter of 2020 and a higher income tax rate. Unit volumes in the metal container and closures businesses are expected to increase as compared to the prior year due in part to the unfavorable impact in the first quarter of the prior year from pre-buy activities by customers in the fourth quarter of 2018. In addition, unit volumes in the metal container business are expected to continue to benefit from higher pet food volumes, partially offset by some shift in volumes from the first half of the year to the third quarter to reflect a contract modification related to the timing of supply.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2019 at 11:00 a.m. eastern time on January 29, 2020. The toll free number for those in the U.S. and Canada is (800) 367-2403, and the number for international callers is (334) 777-6978. For those unable to listen to the live call, a taped rebroadcast will be available through February 12, 2020. To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820. The pass code for the rebroadcast is 9820728.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.5 billion in 2019. Silgan operates 98 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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SILGAN HOLDINGS
January 28, 2020

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2019	2018	2019	2018

Net sales	$1,048.3	$1,070.5	$4,489.9	$4,448.9

Cost of goods sold	891.7	918.1	3,776.2	3,759.1

Gross profit	156.6	152.4	713.7	689.8

Selling, general and administrative expenses	81.9	79.7	315.7	308.4

Rationalization charges	7.8	4.8	56.3	6.3

Other pension and postretirement income	(4.5)	(9.4)	(17.8)	(37.0)

Income before interest and income taxes	71.4	77.3	359.5	412.1

Interest and other debt expense before loss on early extinguishment of debt	23.4	27.7	105.7	116.3

Loss on early extinguishment of debt	—	—	1.7	2.5

Interest and other debt expense	23.4	27.7	107.4	118.8

Income before income taxes	48.0	49.6	252.1	293.3

Provision for income taxes	13.2	11.4	58.3	69.3

Net income	$34.8	$38.2	$193.8	$224.0

Earnings per share:
Basic net income per share	$0.31	$0.35	$1.75	$2.03
Diluted net income per share	$0.31	$0.34	$1.74	$2.01

Cash dividends per common share	$0.11	$0.10	$0.44	$0.40

Weighted average shares (000's):
Basic	110,801	110,615	110,939	110,603
Diluted	111,417	111,699	111,508	111,632

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2019	2018	2019	2018
Net sales:
Metal containers	$568.3	$569.4	$2,473.2	$2,378.0
Closures	332.6	346.9	1,405.6	1,456.8
Plastic containers	147.4	154.2	611.1	614.1
Consolidated	$1,048.3	$1,070.5	$4,489.9	$4,448.9

Segment income:
Metal containers (a)	$25.9	$26.6	$160.0	$198.8
Closures (b)	41.6	46.6	173.5	189.9
Plastic containers (c)	12.0	9.9	48.9	42.6
Corporate (d)	(8.1)	(5.8)	(22.9)	(19.2)
Consolidated	$71.4	$77.3	$359.5	$412.1

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2019	2018
Assets:
Cash and cash equivalents	$203.8	$72.8
Trade accounts receivable, net	505.0	511.3
Inventories	633.0	634.8
Other current assets	65.0	71.2
Property, plant and equipment, net	1,570.3	1,517.5
Other assets, net	1,954.0	1,771.7
Total assets	$4,931.1	$4,579.3

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$988.8	$908.9
Current and long-term debt	2,244.4	2,304.6
Other liabilities	674.6	484.5
Stockholders' equity	1,023.3	881.3
Total liabilities and stockholders' equity	$4,931.1	$4,579.3

(a) Includes rationalization charges of $7.2 million and $4.5 million for the fourth quarters of 2019 and 2018, respectively, and $49.4 million and $5.3 million for the years ended December 31, 2019 and 2018, respectively.
(b) Includes rationalization charges of $0.6 million for the fourth quarter of 2019 and $6.5 million and $0.2 million for the years ended December 31, 2019 and 2018, respectively.
(c) Includes rationalization charges of $0.3 million for the fourth quarter of 2018 and $0.4 million and $0.8 million for the years ended December 31, 2019 and 2018, respectively.
(d) Includes costs attributed to announced acquisitions of $1.8 million for each of the fourth quarter and year ended December 31, 2019.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2019	2018
Cash flows provided by (used in) operating activities:
Net income	$193.8	$224.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	209.9	195.5
Rationalization charges	56.3	6.3
Loss on early extinguishment of debt	1.7	2.5
Stock compensation expense	17.1	14.9
Deferred income tax (benefit) provision	(20.9)	23.7
Other changes that provided (used) cash:
Trade accounts receivable, net	3.8	0.5
Inventories	0.1	20.4
Trade accounts payable and other changes, net	45.5	18.7
Net cash provided by operating activities	507.3	506.5

Cash flows provided by (used in) investing activities:
Capital expenditures	(230.9)	(191.0)
Other investing activities	0.8	1.1
Net cash used in investing activities	(230.1)	(189.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(50.8)	(44.5)
Changes in outstanding checks - principally vendors	(4.7)	(4.1)
Shares repurchased under authorized repurchase program	(12.1)	(4.8)
Net borrowings and other financing activities	(77.9)	(240.2)
Net cash used in financing activities	(145.5)	(293.6)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	(3.7)

Cash and cash equivalents:
Net increase	131.0	19.3
Balance at beginning of year	72.8	53.5
Balance at end of year	$203.8	$72.8

Interest paid, net	$108.8	$118.4
Income taxes paid, net of refunds	40.7	47.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter			Year Ended
	2019		2018	2019	2018

Net income per diluted share as reported	$0.31		$0.34	$1.74	$2.01

Adjustments:
Rationalization charges	0.06		0.04	0.40	0.05
Costs attributed to announced acquisitions	0.01		—	0.01	—
Loss on early extinguishment of debt	—	—	—	0.01	0.02
Adjusted net income per diluted share	$0.38		$0.38	$2.16	$2.08

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE(1)
(UNAUDITED)
For the quarter and year ended,

Table B

	First Quarter,			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2020	2020	2019	2020	2020	2019

Net income per diluted share as estimated
for 2020 and as reported for 2019	$0.43	$0.48	$0.42	$2.24	$2.34	$1.74

Adjustments:
Rationalization charges	0.02	0.02	0.04	0.04	0.04	0.40
Costs attributed to announced acquisitions	—	—	—	—	—	0.01
Loss on early extinguishment of debt	—	—	—	—	—	0.01
Adjusted net income per diluted share
as estimated for 2020 and presented for 2019	$0.45	$0.50	$0.46	$2.28	$2.38	$2.16

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
(Dollars in millions, except per share data)

Table C

	2019	2018

Net cash provided by operating activities	$507.3	$506.5

Capital expenditures	(230.9)	(191.0)
Changes in outstanding checks	(4.7)	(4.1)
Free cash flow	$271.7	$311.4

Net cash provided by operating activities per diluted share	$4.55	$4.54

Free cash flow per diluted share	$2.44	$2.79

Weighted average diluted shares (000's)	111,508	111,632

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude rationalization charges, costs attributed to announced acquisitions and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure. The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions. Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.